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                                                           OMB APPROVAL
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        ------                                    OMB Number           3235-0104
        FORM 3                                    Expires:   September 30, 1998
        ------                                    Estimated average burden
                                                  hours per response ....... 0.5
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
   Section 17(a) of the Public Utility Holding Company Act of 1935 or Section
                   30(f) of the Investment Company Act of 1940
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1. Name and Address of Reporting Person

  Fitch                 Mark                      A.
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  (Last)               (First)                 (Middle)

  6820 Academy Parkway East, NE
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                  (Street)

   Albuquerque            NM                    87109
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   (City)               (State)                 (Zip)
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2. Date of Event Requiring Statement (Month/Day/Year)

   3-17-99
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3. IRS or Social Security Number of Reporting Person (Voluntary)

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4. Issuer Name and Ticker or Trading Symbol

   LightPath Technologies, Inc.
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5. Relationship of Reporting Person to Issuer (Check all applicable)

   [ ]   Director                             [ ]   10% Owner
   [X]   Officer (give title below)           [ ]   Other (specify below)

   Senior Vice President
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6. If Amendment, Date of Original (Month/Year)

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
FORM 3 (continued)
             Table I -- Non-Derivative Securities Beneficially Owned
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                                     3. Ownership Form:
1. Title of  2. Amount of Securities    Direct (D) or   4. Nature of Indirect
   Security     Beneficially Owned      Indirect (I)      Beneficial Ownership
  (Instr. 4)        (Instr. 4)          (Instr. 5)             (Instr.5)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

              Table II -- Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
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
                                     3. Title and Amount                  5.Owner-
                                   of Securities Underlying                 ship
                                     Derivative Security                   Form of
              2. Date Exercisable         (Instr. 4)                      Derivative
               and Expiration Date ------------------------ 4. Conver-     Security:
                (Month/Day/Year)                    Amount     sion or      Direct   6. Nature of
1. Title of   --------------------                    or       Exercise     (D) or      Indirect
 Derivative    Date        Expira-                  Number     Price of    Indirect     Beneficial
  Security     Exer-       tion                       of       Derivative    (I)        Ownership
 (Instr. 4)   cisable      Date        Title        Shares     Security    (Instr.5)    (Instr. 5)
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Stock Option  10/98 4 yrs 10/2007   Class A Common  50,000       7.88          D
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Stock Option  9/99 4 yrs   9/2008   Class A Common  30,000       3.94          D
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===================================================================================================

Explanation of Responses:
                                  /s/ Mark A. Fitch                    3-19-99
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                              **Signature of Reporting Person            Date
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient. See Instruction 6 for procedure.